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                                                                    Exhibit 10.6

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT is made this 1st day of January, 2004, between VITA FOOD PRODUCTS, INC., a Nevada corporation (the "COMPANY"), and CLARK L. FELDMAN (the "EMPLOYEE").

                                    RECITALS

      WHEREAS, the Company is engaged in the business of processing and manufacturing cured and smoked herring and salmon products and distributing other related products and, through its wholly owned subsidiary, Vita Specialty Foods, Inc. ("Vita Specialty Foods"), processing and marketing honey, salad dressings, sauces, jams and jellies, gift basket products, beverages and other specialty food products; and

      WHEREAS, the Company has determined that in view of the Employee's knowledge, expertise and experience in the cured and smoked fish business, the Employee's services as an executive and an operating officer of the Company will be of great value to the Company, and accordingly, the Company desires to enter into this Agreement with the Employee as set forth herein in order to secure such services; and

      WHEREAS, the Employee desires to serve as an executive and an operating officer of the Company on the terms set forth herein.

      NOW, THEREFORE, for and in consideration of the Employee's employment by the Company, the above premises and the mutual agreements hereinafter set forth, the Employee and the Company agree as follows:

      1.    DEFINITIONS.

            (a) "CAUSE" means the Employee's (i) commission of any act of fraud or dishonesty relating to and adversely affecting the business affairs of the Company; (ii) conviction of any felony in connection with employment by the Company; or (iii) habitual material failure after written notice specifying such failure and a reasonable opportunity to cure such failure to perform his material duties hereunder responsibly.

            (b) "CHANGE IN CONTROL EVENT" means any of the following events: the sale of all or substantially all of the assets of the Company; the failure of the current members of the Company's Board of Directors (the "BOARD") to constitute a majority of the Board; or the sale or other transfer of ownership or voting control of the majority of the voting stock of the Company to any one entity/individual or to a group of affiliated entities/individuals.

            (c) "TOTAL DISABILITY" means the Employee's inability, through physical or mental illness or accident, to perform the majority of his usual duties and responsibilities hereunder (as such duties are constituted on the date of the commencement of such disability) in the manner and to the extent required under this Agreement for a period of at least one hundred eighty (180) consecutive days. Total Disability shall be deemed to have occurred on the first day following the expiration of such one hundred eighty (180) day period.


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      2.    EMPLOYMENT; DUTIES.

            (a) The Company agrees to employ the Employee as Executive Vice President of the Company and Vice Chairman of Vita Specialty Foods, with the duties and responsibilities generally associated with such positions and currently performed by the Employee and such other reasonable additional responsibilities and positions as may be added to the Employee's duties with his agreement from time to time by the Board consistent with the Employee's positions.

            (b) During the term of employment hereunder, Employee shall (i) diligently follow and implement all management policies and decisions communicated by the Board; and (ii) timely prepare and forward to the Board all reports and accountings as may be requested.

            (c) Employee's duties and responsibilities hereunder shall be modified and/or excused during reasonable periods of absence due to health or disability or vacation, as provided herein.

      3.    TERM.

            The term hereof shall commence on the date of this Agreement and shall continue for a period of three (3) years (the "INITIAL TERM"). Thereafter, this Agreement shall be extended for an additional one-year term commencing on the day immediately following the expiration of the Initial Term (the "RENEWAL TERM"); provided, however, that, if the Company desires to terminate Employee's employment under this Agreement at the end of the Initial Term, the Company may terminate the Employee's employment by giving written notice of such decision to Employee at least ninety (90) days prior to the expiration of the Initial Term.

      4.    COMPENSATION.

            (a)(1) Employee shall be paid a base salary of Two Hundred Sixty-Three Thousand One Hundred Sixty-Seven Dollars and Thirty-Two Cents ($263,167.32) per year (the "BASE SALARY") for the first twelve (12) months of the Initial Term. The Base Salary shall accrue and be due and payable in equal, or as nearly equal as practicable, weekly installments and the Company may deduct from each such installment all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding tax requirements. The Base Salary shall be increased for each additional twelve (12) months of the Initial Term and for the Renewal Term, if any, by a percentage equal to at least the percentage increase in the cost of living.

            (2) The Base Salary may be increased from time to time and at any time by the Compensation Committee and approved by the Board, but shall in no event be reduced or decreased below the highest level attained any time by Employee.

            (3) If the Initial Term or the Renewal Term shall terminate on other than the last day of a calendar month, Employee compensation for such month shall be prorated according to the number of days during such month that occur within the Initial Term or Renewal Term, as the case may be.


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            (b) The Employee shall have the opportunity to receive: (i) an annual bonus based on the Company's bonus plan and his individual performance all as approved by the Compensation Committee and by the Board (the "BONUS Payment"). All Bonus Payments shall be paid on or before the 15th day of March following the year for which such Bonus Payment was computed; and (ii) a special bonus for any consulting work developed by the Employee (the "CONSULTING BONUS") which Consulting Bonus shall be determined by the net profitability to the Company of such work. The Consulting Bonus shall be determined by the Board at its meeting following each quarter in which the consulting fees are earned. All Consulting Bonus payments shall be paid on or before the fifth day following such Board meeting.

            (c) Employee shall be entitled to the following perquisites, the total of which shall not exceed $30,000 per year: (i) a car payment allowance in the amount of approximately $15,000 per year to be paid in twelve (12) equal monthly installments on the first day of each month;
      (ii) reimbursement of country club or health club membership dues and expenses of approximately $7,500 per year to be paid on the first day of each month as reimbursement for the previous month's membership dues and expense bill as submitted by the Employee; (iii) the right to designate a charitable contribution to a charity selected by the Employee to be paid by the Company in an amount up to $7,500 per year; and (iv) a non-accountable business expense allowance.

            (d) While Employee is performing the services described herein, the Company shall, upon request, reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the performance of duties of employment hereunder.

            (e) If the Company now maintains or, while Employee renders services to the Company, establishes an incentive or other compensation plan (however described or denominated) for the corporate, operating or executive officers or other management of the Company, or if the Company now maintains or, while Employee renders services to the Company, establishes any other benefit program(s) (however described or denominated) for corporate, operating or executive officers or other management employees of the Company, Employee shall be eligible to fully participate in each such plan or benefit program.

            (f) During the Initial Term and the Renewal Term, if any, the Company shall provide health, medical, disability and term life insurance to Employee in accordance with any group plan which it now maintains or which may hereafter be established by the Company.

            (g) Employee shall receive not less than five (5) weeks paid vacation during each twelve (12) month period of employment. Such vacation period may be increased from time to time and at any time by the Board but shall in no event be shortened to less than the longest period attained by Employee at any time during his employment.

      5.    TERMINATION.

            (a) Employee's employment may be terminated only as follows:

                  (1) By the Company: For Cause; or


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                  (2) By the Employee: (a) because of a breach of this Agreement by the Company which is not cured within ten (10) days after written notice of such breach is delivered to the Company; or (b) if a Change in Control Event occurs;

                  (3) Upon death of the Employee;

                  (4) Upon the Total Disability of the Employee; or

                  (5) By the Company at least ninety (90) days prior to the
            expiration of the Initial Term in accordance with Section 3 hereof.

            (b) In the event that employment is terminated by Employee if a Change in Control Event occurs or is terminated due to the Employee's death or Total Disability, the Company will be obligated to pay to the Employee the full amount of Base Salary earned by Employee through the effective date of termination or death, as the case may be.

            (c) In the event that employment is terminated by the Company for Cause, the Company will have no obligations to pay any amount beyond the effective date of such termination whether as Base Salary, Bonus Payment or otherwise to provide any benefits arising hereunder or otherwise except as required by law.

            (d) In the event that employment is terminated by the Company in accordance with Section 3 hereof, the Company will be obligated to pay to the Employee, on or before January 15, 2007, a lump sum amount equal to the Employee's Base Salary in effect on the expiration date of the Initial Term multiplied by .75.

      6. CONFIDENTIAL INFORMATION. Employee acknowledges that the nature of his engagement by the Company is such that Employee shall have access to information of a confidential and/or trade secret nature which has great value to the Company. Such information includes financial, manufacturing and marketing data, business plans and methods, processes, product formulas, developmental work, work in process, methods, trade secrets (including, without limitation, customer lists, supplier lists and lists of customer, supplier and food broker sources), and any other information relating to the products, services, customers, sales or business affairs of the Company, which has value and is treated as secret and/or confidential by the Company (the "CONFIDENTIAL INFORMATION"). The Company has and will also have access to Confidential Information of its suppliers ("SUPPLIERS" means any persons with whom the Company has a co-packing or joint venture relationship with or who supplies any products or materials to the Company). Confidential Information includes not only information disclosed by the Company or its Suppliers to Employee in the course of employment, but also information developed or learned by Employee during the course of employment with the Company. Confidential Information is to be broadly defined. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company or Suppliers are engaged. Confidential Information also includes all information of which the unauthorized disclosure could be materially detrimental to the interests of the Company or Suppliers. Employee agrees to keep all Confidential Information that could be materially detrimental to the interests of the Company or Suppliers in confidence during the term of this Agreement and at any time thereafter and shall not use, disclose, publish or otherwise disseminate any of such Confidential Information to any other person, except to the extent such disclosure is (i) necessary to the performance of this Agreement and in furtherance of the Company's best interests, (ii) required by applicable law,
(iii) lawfully obtainable from other sources, (iv) authorized in writing by the Company, (v) no longer qualifies as a trade secret or


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confidential information under applicable law, or (vi) necessary to enforce this
Agreement. Upon termination of employment with the Company, Employee shall deliver to the Company all documents, records, notebooks, work papers, and all similar material under Employee's direct control containing Confidential Information, whether prepared by Employee, the Company or anyone else.

      7. NON-COMPETITION. In order to protect the Confidential Information, Employee agrees that during the term of his employment with the Company, and for a period of one (1) year thereafter, Employee will not, directly or indirectly, whether as an owner, partner, shareholder, agent, employee, creditor or otherwise, promote, participate or engage in any activity or other business directly competitive with the Company's then existing business if such activity or other business involves any use of any of the Confidential Information by Employee.

      8. NON-SOLICITATION OF CUSTOMERS OR SUPPLIERS. Employee agrees that for a period of one (1) year after the termination of his employment with the Company, Employee will not, on his own behalf or on behalf of an other individual, association or entity, call on any of the customers or Suppliers of the Company for the purpose of soliciting or inducing any of such customers to acquire (or providing to any of such customers) or any of the Suppliers to provide any product or service provided by or to the Company, nor will Employee in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such customers or Suppliers to take away or to divert or direct their business away from the Company to Employee or to any other person or entity with which Employee is employed, associated, affiliated or otherwise related.

      9. NONINTERFERENCE WITH EMPLOYEES. In order to protect the Confidential Information, Employee agrees that during the term of his employment with the Company and for a period of one (1) year thereafter, Employee will not, directly or indirectly, induce or entice any employee of the Company with access to or possession of Confidential Information, to leave such employment or cause anyone else to leave such employment.

      10. REMEDIES. The parties hereto agree that the services to be rendered by Employee pursuant to this Agreement, and the rights and privileges granted to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. Employee hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Employee. This Section 10 shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise.

      11. SEVERABILITY. In case any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

      12. ASSIGNMENT. This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party hereto without the prior written consent of the other party hereto.

      13. NOTICES. Except as otherwise specifically provided herein, any notice required


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or permitted to be given to Employee pursuant to this Agreement shall be given in writing, and personally delivered or mailed to Employee by certified mail, return receipt requested, at the address set forth below Employee's signature on this Agreement or at such other address as Employee shall designate by written notice to the Company given in accordance with this Section 13, and any notice required or permitted to be given to the Company shall be given in writing, and personally delivered or mailed to the Company by certified mail, return receipt requested, addressed to the Company at the address set forth under the signature of the President of the Company or his designee on this Agreement or at such other address as the Company shall designate by written notice to Employee given in accordance with this Section 13. Any notice complying with this Section 13 shall be deemed received upon actual receipt by the addressee.

      14. WAIVER. The waiver by either party hereto of any breach of this Agreement by the other party hereto shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

      15. GOVERNING LAW. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Illinois.

      16. BENEFICIARY. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

      17. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties hereto relating to Employee's employment by the Company in the capacities herein stated and, except as specifically provided herein, no provisions of any employee manual, personnel policies, Company directives or other agreement or document shall be deemed to modify the terms of this Agreement. No amendment or modification of this Agreement shall be valid or binding upon Employee or the Company unless made in writing and signed by the parties hereto. All prior understandings and agreements relating to Employee's employment by the Company, in whatever capacity, are hereby expressly terminated.

      18. CONFIDENTIALITY. The terms, conditions and existence of this Agreement shall be confidential.


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      IN WITNESS WHEREOF, Employee and the Company have executed and delivered this agreement as of the date first shown above.

EMPLOYEE:                                     THE COMPANY:

CLARK L. FELDMAN                              VITA FOOD PRODUCTS, INC.

/s/ CLARK L. FELDMAN                          By: /s/ STEPHEN D. RUBIN
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Address:___________________________           Stephen Rubin, President

        ___________________________           Address: 2222 West Lake Street
                                              Chicago, IL  60612


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